Exhibit 99.1
NPK REPORTS FIRST QUARTER 2026 RESULTS
Company reports revenues of $75 million, diluted EPS of $0.12; Raises full-year guidance

THE WOODLANDS, TEXAS – April 30, 2026 – NPK International Inc. (NYSE: NPKI) (“NPK” or the “Company”) today announced results for the first quarter ended March 31, 2026.
FIRST QUARTER 2026 RESULTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenues of $75.1 million, +16%
•Operating income from continuing operations of $14.4 million (19.2% of revenues)
•Income from continuing operations of $10.4 million, or $0.12 per diluted share
•Adjusted EBITDA from Continuing Operations of $22.5 million, +14%
•Adjusted EBITDA margin from Continuing Operations of 29.9%
•Total cash of $6.5 million and total debt of $10.6 million as of March 31, 2026
•Repurchased $2.7 million of common equity

	First Quarter
(In millions)	2026	2025	Change
Revenues	$75.1	$64.8	$10.3
Operating income from continuing operations	$14.4	$13.5	$0.9
Income from continuing operations per common share - Diluted	$0.12	$0.12	$—
Adjusted EBITDA from continuing operations	$22.5	$19.7	$2.8
Operating margin from continuing operations (%)	19.2%	20.9%	-170	bps
Adjusted EBITDA margin from continuing operations (%)	29.9%	30.4%	-50	bps
Net cash provided by operating activities	$21.1	$8.8	$12.3
Free Cash Flow	$4.9	$0.6	$4.3
MANAGEMENT COMMENTARY
“We were very pleased with our strong first quarter 2026 results, further building on the sustained momentum we experienced during 2025,” stated Matthew Lanigan, President and CEO of NPK International. “First quarter revenue increased 16% year-over-year, driven by another record quarter of rental and services revenues and strong product demand from utility customers. The environment for power transmission spending remains robust, as evident by our sustained strength in rental fleet utilization, improved pricing, and strong quoting activity.
Lanigan continued, “As we have discussed, while we have made progress in improving our manufacturing throughput, the momentum in utility spending and our confidence in the durability of these trends has caused us to accelerate our planned manufacturing capacity expansion plans. To this end, we are pleased to report that our Board has approved plans to expand manufacturing capacity by approximately 50% from current levels, with the additional capacity expected to be online by mid-2027. We expect to invest $40 million to $45 million to complete the expansion, which we believe represents an attractive investment to support the planned growth in our business.
“Our disciplined financial management enabled us to generate strong cash flow, delivering $21 million of operating cash flow while investing nearly $15 million in fleet expansion during the first quarter. We continued to execute on our disciplined capital return strategy, utilizing $3 million for share repurchases during the quarter. We have $148 million of availability under our bank facility and minimal net debt, providing us with ample financial flexibility to continue executing our strategic growth objectives.
“First quarter results were in line with our expectations, demonstrating the improved consistency as we grow the business. Based on this strong first quarter performance and our confidence in the business outlook, we are raising our full-year fiscal 2026 guidance. Our scale and ability to execute on the largest and most complex transmission projects has us well positioned to benefit from the favorable secular drivers benefiting our end markets. We remain focused on execution against our strategic priorities, including our commitment to our disciplined allocation framework, all with an ongoing focus on providing value for our shareholders,” concluded Lanigan.
BUSINESS UPDATE
NPK’s business plan is designed to drive organic commercial growth within targeted, higher-margin product and rental markets; improve asset optimization and organizational efficiency; and pursue a capital allocation strategy that prioritizes investments with superior return profiles, together with a programmatic return of capital program.
First quarter 2026 highlights include:
•Strong customer demand for matting rental and related services. Revenues from specialty rental and related services increased to $52 million in the first quarter of 2026, with record rental revenues driven by strong sustained demand from key customer accounts in support of power transmission projects and the impact of our recent acquisition. Revenues from product sales were $23 million for the first quarter of 2026, primarily reflecting the continued strong demand from utility companies.
•Improved operating efficiency. NPK remains focused on efficiency improvements and operating cost optimization across every aspect of its business. In the first quarter of 2026, NPK’s SG&A as a percentage of revenue was 17.6%, a 60 basis point improvement versus the prior year period.
•Return of capital to shareholders. The Company continued to execute on its disciplined return of capital strategy during the first quarter of 2026, using $2.7 million of cash to repurchase 0.2 million of outstanding shares under the repurchase program.
•Manufacturing efficiency and capacity expansion. Management announced that the Board of Directors recently approved plans to expand manufacturing capacity by approximately 50% from current levels. The Company expects to invest $40 million to $45 million over the next five quarters to complete this expansion, with the goal of bringing the additional capacity online by mid-2027.

FINANCIAL PERFORMANCE
In the first quarter of 2026, NPK generated revenue of $75.1 million, an increase of 16%, compared to $64.8 million in the prior year period. Rental and Service revenue increased 20% to $52.0 million, while product sales increased 8% to $23.1 million.
Gross margin was 36.2% in the first quarter of 2026, compared to 39.0% in the prior year period. The decline primarily reflects an elevated level of cross-rental activity, as well as modestly lower fleet utilization as compared to the exceptionally strong performance in the prior-year period.
Selling, general and administrative expenses were $13.2 million (17.6% of revenues) in the first quarter of 2026, compared to $11.7 million (18.1% of revenues) in the first quarter of 2025.
NPK generated income from continuing operations of $10.4 million, or $0.12 per diluted share, on total revenue of $75.1 million, compared to income from continuing operations of $10.4 million, or $0.12 per diluted share, on total revenue of $64.8 million, in the first quarter of 2025.
The Company reported Adjusted EBITDA from Continuing Operations of $22.5 million in the first quarter of 2026, or 29.9% of total revenue, compared to $19.7 million, or 30.4% of total revenue, in the prior year period.
BALANCE SHEET AND LIQUIDITY
As of March 31, 2026, NPK had total cash of $6.5 million, total debt of $10.6 million, and available liquidity under its senior secured revolving credit facility of $148 million.
Operating cash flow was $21.1 million in the first quarter of 2026. Capital investments used $16.2 million, net, with the substantial majority funding the expansion of the mat rental fleet to support increased customer demand.
FINANCIAL GUIDANCE
The following forward-looking guidance reflects the Company’s current expectations and beliefs as of April 30, 2026 and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.
For the full year 2026, NPK currently anticipates the following:
•Revenues in a range of $310 million to $325 million
•Adjusted EBITDA in a range of $92 million to $102 million
•Capital expenditures in a range of $75 million to $90 million, which includes $30 million to $35 million from manufacturing expansion

FIRST QUARTER 2026 RESULTS CONFERENCE CALL
A conference call will be held Friday, May 1, 2026 at 9:30 a.m. ET to review the Company’s financial results and conduct a question-and-answer session.
A webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.npki.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.
To participate in the live teleconference:

Domestic Live:	800-715-9871
International Live:	646-307-1963
Conference ID:	8869084
To listen to a replay of the teleconference, which subsequently will be available through May 8, 2026:

Domestic Replay:	800-770-2030
International Replay:	647-362-9199
ABOUT NPK INTERNATIONAL
NPK International Inc. is a temporary worksite access solutions company that manufactures, sells, and rents recyclable composite matting products, along with a full suite of services, including planning, logistics, and site restoration. As a geographically diversified company, the Company delivers superior quality and reliability across critical infrastructure markets, including electrical transmission and distribution, oil and gas exploration, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.npki.com.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “guidance,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by NPK, particularly its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to our ability to generate organic growth; economic and market conditions that may impact our customers’ future spending; customer concentration; the effective management of our fleet, including our ability to properly manufacture, safeguard, and maintain our fleet; international operations; manufacturing capacity expansion projects; operating hazards present in our and our customers’ industries and substantial liability claims; our contracts that can be terminated or downsized by our customers without penalty; our product offering and market expansion; our ability to attract, retain, and develop qualified leaders, key employees, and skilled personnel; expanding our services in the utilities sector, which may require unionized labor; the price and availability of raw materials; inflation; capital investments and business acquisitions; market competition; technological developments and intellectual property; severe weather, natural disasters, and seasonality; public health crises, epidemics, and pandemics; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity incidents or business system disruptions; complications with the design or implementation of our updated enterprise resource planning system; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; share repurchases; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. NPK’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.npki.com.
INVESTOR RELATIONS CONTACT
Investors@npki.com

NPK International Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Revenues	$75,070	$75,195	$64,777
Cost of revenues	47,884	46,834	39,527
Selling, general and administrative expenses	13,191	15,352	11,746
Other operating (income) loss, net	(428)	444	(24)
Operating income from continuing operations	14,423	12,565	13,528

Foreign currency exchange (gain) loss	145	25	(314)
Interest (income) expense, net	323	107	(48)
Income from continuing operations before income taxes	13,955	12,433	13,890

Provision for income taxes from continuing operations (1)	3,597	1,710	3,515
Income from continuing operations	10,358	10,723	10,375
Income (loss) from discontinued operations, net of tax	100	3,881	(372)
Net income	$10,458	$14,604	$10,003

Income (loss) per common share - basic
Income from continuing operations	$0.12	$0.13	$0.12
Income (loss) from discontinued operations	—	0.04	—
Net income	$0.12	$0.17	$0.12

Income (loss) per common share - diluted
Income from continuing operations	$0.12	$0.13	$0.12
Income (loss) from discontinued operations	—	0.04	(0.01)
Net income	$0.12	$0.17	$0.11

Weighted average shares:
Basic	84,416	84,406	86,057
Diluted	85,852	85,414	86,996
(1) Includes an income tax benefit of $1.5 million for the three months ended December 31, 2025, primarily reflecting the release of valuation allowances on U.S. net operating losses and other tax credit carryforwards following the sale of the Fluids Systems business.

NPK International Inc.
Operating Results
(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Revenues
Rental revenues	$35,625	$34,816	$28,110
Service revenues	16,328	14,909	15,283
Product sales revenues	23,117	25,470	21,384
Total revenues	$75,070	$75,195	$64,777

Operating income from continuing operations	$14,423	$12,565	$13,528
Operating margin from continuing operations	19.2%	16.7%	20.9%

NPK International Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$6,537	$5,140
Receivables, net	61,624	59,806
Inventories	9,336	11,500
Prepaid expenses and other current assets	4,819	5,046
Total current assets	82,316	81,492

Property, plant and equipment, net	239,777	233,048
Operating lease assets	10,244	11,195
Goodwill	75,507	76,341
Other intangible assets, net	19,678	21,297
Deferred tax assets	2,207	5,535
Other assets	8,161	12,850
Total assets	$437,890	$441,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$4,833	$5,170
Accounts payable	23,103	22,327
Accrued liabilities	24,107	29,647
Total current liabilities	52,043	57,144

Long-term debt, less current portion	5,721	11,692
Noncurrent operating lease liabilities	9,054	9,877
Deferred tax liabilities	7,168	7,476
Other noncurrent liabilities	4,120	4,413
Total liabilities	78,106	90,602

Common stock, $0.01 par value (200,000,000 shares authorized and 89,969,464 and 90,134,477 shares issued, respectively)	900	902
Paid-in capital	489,996	489,632
Accumulated other comprehensive loss	(2,968)	(1,610)
Retained earnings (deficit)	(90,069)	(100,527)
Treasury stock, at cost (5,537,255 and 5,616,798 shares, respectively)	(38,075)	(37,241)
Total stockholders’ equity	359,784	351,156
Total liabilities and stockholders’ equity	$437,890	$441,758

NPK International Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2026	2025
Cash flows from operating activities:
Net income	$10,458	$10,003
Adjustments to reconcile net income to net cash provided by operations:
Gain on divestitures	(500)	—
Depreciation and amortization	8,167	5,802
Stock-based compensation expense	1,720	1,185
Provision for deferred income taxes	3,207	2,917
Credit loss expense	29	6
Gain on sale of assets	(621)	(823)
Amortization of original issue discount and debt issuance costs	79	69
Change in assets and liabilities:
Increase in receivables	(3,068)	(10,015)
Decrease in inventories	2,159	5,088
Increase in other assets	(41)	(256)
Increase (decrease) in accounts payable	3,715	(522)
Decrease in accrued liabilities and other	(4,193)	(4,626)
Net cash provided by operating activities	21,111	8,828

Cash flows from investing activities:
Capital expenditures	(16,684)	(10,011)
Proceeds from divestitures	5,490	10,665
Proceeds from sale of property, plant and equipment	483	1,818
Other investing activities	—	2,946
Net cash provided by (used in) investing activities	(10,711)	5,418

Cash flows from financing activities:
Borrowings on lines of credit	12,100	—
Payments on lines of credit	(17,400)	—
Purchases of treasury stock	(2,683)	(10,810)
Proceeds from employee stock plans	491	—
Other financing activities	(1,428)	(865)
Net cash used in financing activities	(8,920)	(11,675)

Effect of exchange rate changes on cash	(83)	26

Net increase in cash, cash equivalents, and restricted cash	1,397	2,597
Cash, cash equivalents, and restricted cash at beginning of period	5,140	18,237
Cash, cash equivalents, and restricted cash at end of period	$6,537	$20,834

NPK International Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include Adjusted Income from Continuing Operations, Adjusted Income from Continuing Operations Per Common Share, earnings before interest, taxes, depreciation and amortization (“EBITDA”) from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Free Cash Flow.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
Adjusted Income from Continuing Operations and Adjusted Income from Continuing Operations Per Common Share
The following tables reconcile the Company’s income from continuing operations and income from continuing operations per common share calculated in accordance with GAAP to the non-GAAP financial measures of Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations Per Common Share:

Consolidated	Three Months Ended
(In thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Income from continuing operations (GAAP)	$10,358	$10,723	$10,375
Acquisition-related transaction costs	32	1,088	—
Severance costs	—	763	27
Tax on adjustments	(7)	(389)	(6)
Unusual tax items (1)	—	(1,471)	—
Adjusted Income from Continuing Operations (non-GAAP)	$10,383	$10,714	$10,396

Adjusted Income from Continuing Operations (non-GAAP)	$10,383	$10,714	$10,396

Weighted average common shares outstanding - basic	84,416	84,406	86,057
Dilutive effect of stock options and restricted stock awards	1,436	1,008	939
Weighted average common shares outstanding - diluted	85,852	85,414	86,996

Adjusted Income from Continuing Operations Per Common Share - Diluted (non-GAAP):	$0.12	$0.13	$0.12
(1) Unusual tax item for the three months ended December 31, 2025, primarily reflects the release of valuation allowances on U.S. net operating losses and other tax credit carryforwards that are expected to be realized following the sale of the Fluids Systems business.

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations
The following table reconciles the Company’s income from continuing operations calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations:

Consolidated	Three Months Ended
(In thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Revenues	$75,070	$75,195	$64,777
Operating income from continuing operations (GAAP)	$14,423	$12,565	$13,528

Income from continuing operations (GAAP)	$10,358	$10,723	$10,375
Interest (income) expense, net	323	107	(48)
Provision for income taxes from continuing operations	3,597	1,710	3,515
Depreciation and amortization	8,167	7,302	5,802
EBITDA from Continuing Operations (non-GAAP)	22,445	19,842	19,644
Acquisition-related transaction costs	32	1,088
Severance costs	—	763	27
Adjusted EBITDA from Continuing Operations (non-GAAP)	$22,477	$21,693	$19,671
Operating Margin from Continuing Operations (GAAP)	19.2%	16.7%	20.9%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	29.9%	28.8%	30.4%

Free Cash Flow
The following table reconciles the Company’s net cash provided by operating activities calculated in accordance with GAAP to the non-GAAP financial measure of Free Cash Flow:

Consolidated	Three Months Ended
(In thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net cash provided by operating activities (GAAP)	$21,111	$18,004	$8,828
Capital expenditures	(16,684)	(12,252)	(10,011)
Proceeds from sale of property, plant and equipment	483	195	1,818
Free Cash Flow (non-GAAP)	$4,910	$5,947	$635

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
Trailing Twelve Months (“TTM”)

Consolidated	Three Months Ended				TTM
(In thousands)	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	March 31, 2026
Revenues	$68,233	$68,838	$75,195	$75,070	$287,336
Operating income from continuing operations (GAAP)	$11,629	$9,057	$12,565	$14,423	$47,674

Income from continuing operations (GAAP)	$8,784	$6,063	$10,723	$10,358	$35,928
Interest (income) expense, net	1	(47)	107	323	384
Provision (benefit) for income taxes from continuing operations	3,470	3,010	1,710	3,597	11,787
Depreciation and amortization	6,172	6,261	7,302	8,167	27,902
EBITDA from Continuing Operations (non-GAAP)	18,427	15,287	19,842	22,445	76,001
Acquisition-related transaction costs	—	—	1,088	32	1,120
Severance costs	359	69	763	—	1,191
Adjusted EBITDA from Continuing Operations (non-GAAP)	$18,786	$15,356	$21,693	$22,477	$78,312
Operating Margin from Continuing Operations (GAAP)	17.0%	13.2%	16.7%	19.2%	16.6%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	27.5%	22.3%	28.8%	29.9%	27.3%

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